EXHIBIT 1.2
Pricing Agreement
To the Underwriters named
in Schedule I hereto
March 6, 2007
Ladies and Gentlemen:
          The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement General Terms and Conditions, dated March 6, 2007, attached hereto, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement General Terms and Conditions is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement General Terms and Conditions so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement General Terms and Conditions are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 13 of the Underwriting Agreement General Terms and Conditions and the addresses of the Representatives referred to in such Section 13 are set forth at the end of Schedule II hereto.
          An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.
          Each Underwriter, severally and not jointly, represents and agrees that:
i.	in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’), it has not made and will not make an offer of Designated Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and

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notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Designated Securities to the public in that Relevant Member State at any time:
a.	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

b.	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

c.	in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an ‘‘offer of Designated Securities to the public’’ in relation to any Designated Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Designated Securities to be offered so as to enable an investor to decide to purchase or subscribe the Designated Securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
ii.	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any Designated Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

iii.	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (‘‘FSMA’’)) received by it in connection with the issue or sale of any Designated Securities in circumstances in which section 21(1) of the FSMA does not apply to the Company;

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iv.	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

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          Subject to the terms and conditions set forth herein and in the Underwriting Agreement General Terms and Conditions incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to such Underwriter set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.
          If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon acceptance hereof by you, on behalf of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement General Terms and Conditions incorporated herein by reference, shall constitute a binding agreement between each Underwriter, on the one hand, and the Company, on the other.

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Very truly yours, THE HARTFORD FINANCIAL SERVICES GROUP, INC.
By:	/s/ John N. Giamalis
	Name:	John N. Giamalis
	Title:	Senior Vice President and Treasurer

Accepted as of the date hereof:
CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES INC.
As Representatives of the Underwriters listed in
Schedule I to the Pricing Agreement

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Chandru M. Harjani

Name: Chandru M. Harjani Title: Vice President

J.P. MORGAN SECURITIES INC.

By:	/s/ Stephen L. Sheiner

Name: Stephen L. Sheiner Title: Vice President

SCHEDULE I

Principal Amount
of Notes
Underwriters	to Be Purchased
J.P. Morgan Securities Inc.	$200,000,000
Citigroup Global Markets Inc.	200,000,000
ABN AMRO Incorporated	50,000,000
Piper Jaffrey & Co.	50,000,000

Total	$500,000,000

I-1

SCHEDULE II
Title of Designated Securities:
5.375% Senior Notes due March 15, 2017 (the “Notes”)
Aggregate Principal Amount:
$500,000,000 of 5.375% Notes
Initial Offering Price by Underwriter:
99.731% of the principal amount of the Notes, plus accrued interest, if any, from March 9, 2007.
Purchase Price by Underwriter:
99.081% of the principal amount of the Notes, plus accrued interest, if any, from March 9, 2007.
Form of Designated Securities:
Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.
Specified Funds for Payment of Purchase Price:
Federal (same day) funds
Applicable Time:
5:30 p.m. (New York City time) on the date of the Pricing Agreement.

Time of Delivery:
     10:00 a.m. (New York City time) on March 9, 2007, or at such other time and date as the Representatives and the Company may agree upon in writing.
Indenture:
     Indenture dated March 9, 2004 between the Company and JP Morgan Chase (or any of its successors), as Trustee (the “Trustee”).
Maturity:
March 15, 2017
Interest Rate:
5.375%
Interest Payment Dates:
     Semi-annually in arrears on March 15 and September 15, commencing September 15, 2007.
Redemption Provisions:
     The Designated Securities may be redeemed in whole or in part at any time and from time to time at a price to be determined as set forth in the Prospectus under the caption “Description of the Notes — Optional Redemption”.
Defeasance
     As set forth in the Prospectus under the caption “Description of the Debt Securities — Defeasance”.
Closing Location:
     Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, or at such other place as the Representatives and the Company may agree upon in writing.

Names and Addresses of Representatives:
Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013
Attention: General Counsel (Fax: 212-816-7912)
J.P. Morgan Securities Inc.
270 Park Avenue
New York, NY 10017
Attention: Investment Grade Syndicate Desk (Fax: 212-834-6081)

Information Provided by the Underwriter:
The Underwriters have furnished to the Company for use in the Prospectus Supplement:
(a)	The names of the Underwriters in the table of Underwriters under the caption “Underwriting” in the Prospectus Supplement;

(b)	The second paragraph of text following the table of Underwriters under the caption “Underwriting” in the Prospectus Supplement;

(c)	The third sentence of the sixth paragraph of text following the table of Underwriters under the caption “Underwriting” in the Prospectus Supplement; and

(d)	The seventh paragraph of text following the table of Underwriters under the caption “Underwriting” in the Prospectus Supplement.

SCHEDULE III
•	Final Term Sheet, dated March 6, 2007, relating to the Designated Securities, as filed pursuant to Rule 433 under the Act and attached as Schedule IV hereto.

SCHEDULE IV
$500,000,000 of 5.375% Senior Notes due March 15, 2017
FINAL TERM SHEET
March 6, 2007

Issuer:	The Hartford Financial Services Group, Inc.

Security:	SEC Registered Senior Unsecured Notes

Specified Currency:	U.S. Dollars

Principal Amount:	$500,000,000

Trade Date:	March 6, 2007

Settlement Date (T+3):	March 9, 2007

Final Maturity:	March 15, 2017

Interest Rate:	5.375%

Benchmark Treasury:	4.625% UST due February 15, 2017

Benchmark Treasury Price:	100-24

Benchmark Treasury Yield:	4.53%

Spread to Treasury:	+88 bps

Public Offering Price:	99.731% Per Note

Interest Payment Dates:	Semi-annually in arrears on March 15 and September
15, commencing September 15, 2007

Day Count Convention:	30/360

Optional Redemption:	Make whole call at T+ 15 bps

Authorized Denominations:	$2,000 and integral multiples of $1,000 in
excess thereof

CUSIP:	416515AT1

Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free 877-858-5407 or by calling J.P. Morgan Securities Inc. collect at 212-834-4533.